Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284076

PROSPECTUS SUPPLEMENT NO. 10

(to Prospectus dated January 15, 2025)

50,839,403 Shares of Common Stock

230,746 Private Warrants

New Era Energy & Digital, Inc.

This prospectus supplement updates, amends and supplements the prospectus contained in our Registration Statement on Form S-1, effective as of January 15, 2025 (as supplemented on February 24, 2025, April 2, 2025, May 6, 2025, May 15, 2025, May 16, 2025, May 28, 2025, June 2, 2025, July 10, 2025, September 12, 2025, and as may be further supplemented or amended from time to time, the “Prospectus”) (Registration No. 333-284076).

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with the information contained in (a) our Current Report on Form 8-K, filed with the U.S. Securities and Exchange Commission (the “SEC”) on October 6, 2025 and (b) our Current Report on Form 8-K, filed with the SEC on October 10, 2025 (together, the “Recent Reports”). Accordingly, we have attached the Recent Reports to this prospectus supplement.

This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.

Our common stock, par value $0.0001 per share (“Common Stock”), is listed on The Nasdaq Global Market under the symbol “NUAI”, and our warrants to purchase shares of Common Stock (the “Tradeable Warrants”) are listed on The Nasdaq Stock Market under the symbol “NUAIW.” On October 14, 2025, the last reported sales price of the Common Stock was $3.07 per share, and the last reported sales price of the Tradeable Warrants was $0.70 per Tradeable Warrant.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 19 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 15, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

October 1, 2025

Date of Report (Date of earliest event reported)

NEW ERA ENERGY & DIGITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-42433	99-3749880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4501 Santa Rosa Dr. Midland, TX	79707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 695-6997

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NUAI	The Nasdaq Stock Market LLC
Warrants	NUAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

As previously disclosed, on March 4, 2025, New Era Energy & Digital, Inc. (the “Company”) received written notice from the Listing Qualifications Staff (“Staff”) of The Nasdaq Stock Market LLC (“Nasdaq”) that, for the preceding 30 consecutive business days, the Company’s market value of listed securities (“MVLS”) closed below the minimum $50,000,000 MVLS threshold required for the continued listing of the Company’s securities on The Nasdaq Global Market under Nasdaq Listing Rule 5450(b)(2)(A) (the “MVLS Rule”). In accordance with Nasdaq Listing Rule 5810(c)(3)(C), the Company was provided 180 calendar days, or until September 2, 2025, to regain compliance with the MVLS Rule.

As also previously disclosed, on September 3, 2025, the Company received notice (the “Notice”) from the Staff indicating that the Company had not regained compliance with the MVLS Rule as of September 2, 2025, and that the Company was therefore subject to delisting unless the Company timely requests a hearing before the Nasdaq Hearings Panel (the “Panel”). The Company timely requested a hearing before the Panel, which request will stay any further action by Nasdaq at least pending the ultimate conclusion of the hearing process. The hearing is scheduled for October 16, 2025.

Following the receipt of the Notice, the Company has undertaken a number of actions in order to regain compliance with Nasdaq listing standards.

Since June 30, 2025, the Company has issued and sold an aggregate of 17,266,344 shares of Common Stock for a total amount of $13,813,206, pursuant to the Fourth Amended and Restated Equity Purchase Facility Agreement, dated as of August 12, 2025, by and between the Company and an investor.

As of June 30, 2025, the Company had $8,755,858 of principal senior secured indebtedness evidenced by convertible promissory notes (the “Convertible Notes”) which debt is secured by a lien on all of the assets of the Company and which debt is convertible into shares of common stock. Since June 30, 2025, the holder of the Convertible Notes converted$6,119,409 of that debt into 6,125,000 shares of common stock. On October 1, 2025 the Company repaid the balance of that indebtedness, bringing the Company’s total outstanding balance on the Convertible Notes to zero. The Company has received a release and satisfaction of the lien securing the Convertible Notes.

As a result, the Company believes that, as of the date of this Current Report on Form 8-K, it satisfies the Stockholders’ Equity Requirement for continued listing on The Nasdaq Global Market. The Company’s determination of stockholders’ equity is based on estimates and information available to it as of the date of this Current Report on Form 8-K, is not a comprehensive statement of its financial results or position as of or for the quarter ended September 30, 2025, and has not been audited, reviewed or compiled by the Company’s independent registered public accounting firm. The Company’s financial closing procedures for the quarter ended September 30, 2025, are not yet complete and, as a result, stockholders’ equity upon completion of its closing procedures may vary from this preliminary estimate.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 3, 2025

NEW ERA ENERGY & DIGITAL, INC.

By:	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of the

Securities Exchange Act of 1934

October 10, 2025

Date of Report (Date of earliest event reported)

NEW ERA ENERGY & DIGITAL, INC.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-42433	99-3749880
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4501 Santa Rosa Dr. Midland, TX	79707
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 695-6997

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	NUAI	The Nasdaq Stock Market LLC
Warrants	NUAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR § 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events.

As previously disclosed, New Era Energy & Digital, Inc. (the “Company”) was notified by The Nasdaq Stock Market LLC (“Nasdaq”) that it was out of compliance with Nasdaq Listing Rule 5450(b)(2)(A), which requires that the company maintain a market value of listed securities of at least $50 million. The Company did not originally regain compliance within the applicable timeframe to cure such deficiency and had scheduled an appeal of its delisting with a Hearings Panel for October 16, 2025.

On October 10, 2025, Nasdaq notified (the “Notice”) the Company that it had cured the deficiency under Listing Rule 5450(b)(2)(A), and the Company is in compliance with all applicable continued listing standards.

Therefore, the scheduled hearing before the Hearings Panel on October 16, 2025, has been cancelled and the Company’s securities will continue to be listed and traded on The Nasdaq Stock Market.

Item 7.01 Regulation FD

On October 10, 2025, the Company issued a press release announcing its receipt of the Notice. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 7.01, including Exhibit 99.1, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filings.

Item 9.01 Financial Statements and Exhibits.

Exhibit
Number	Description
99.1	Press release dated October 10, 2025
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 10, 2025

NEW ERA ENERGY & DIGITAL, INC.

By:	/s/ E. Will Gray II
Name:	E. Will Gray II
Title:	Chief Executive Officer

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